Exhibit 10.1
February 23, 2007
Dear David:
     We are pleased to offer you a position with McAfee, Inc. (the “Company”) as President and Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”). Your employment with the Company in such position will commence on or prior to April 2, 2007. As of the date your employment with the Company commences (the “Employment Commencement Date”), you agree to render such business and professional services in the performance of your duties, consistent with your title and position within the Company, as will reasonably be assigned to you by the Board, as well as any other reasonable duties assigned to you by the Board. You and the Company agree that your employment with the Company constitutes “at-will” employment and this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of you or the Company. The period you are employed by the Company is referred to herein as the “Employment Term.”
     During the Employment Term, you agree to devote your full business efforts and time to the Company and will use good faith efforts to discharge your obligations to the best of your ability and in accordance with the Company’s written guidelines and policies. For the duration of the Employment Term, you agree not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board or its Compensation Committee (the “Compensation Committee”). You shall be permitted to continue serving on the board of directors (and committees thereof) of Polycom, Inc.; provided, however, that service on any other board of directors or advisory committees shall only be permitted with the prior consent of the Board.
     You will be appointed to serve as a member of the Board as of the Employment Commencement Date, and agree to serve as a Board member without additional compensation. During the Employment Term, at each annual meeting of the Company’s stockholders at which your term as a member of the Board has expired, the Company will nominate you to serve as a member of the Board. Your service as a member of the Board will be subject to any required stockholder approval. Upon the termination of your employment for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board voluntarily as of the end of your employment and at the Board’s request, you agree to execute any documents necessary to reflect your resignation.
     The Company will pay you an annual salary of $900,000 as compensation for your services (the “Base Salary”). Your Base Salary will be subject to annual review by the Board or

Compensation Committee for possible increases, but may only be decreased with your consent. You will also be eligible to receive an annual target bonus equal to $1,000,000 (the “Target Bonus”). The actual bonus you will receive, if any, will depend upon the extent to which the applicable performance goal(s) specified by the Board or the Committee are achieved or exceeded. Your earned bonus for fiscal year 2007 will be no less than $600,000. Any bonus earned pursuant to this offer letter agreement will be paid to you within two and one-half months of the completion of the fiscal year during which the bonus was earned.
     You will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to other senior executive officers of the Company. You will be entitled to receive paid annual vacation with vacation accrual of not less than twenty (20) days per year in accordance with Company policy. The Company will reimburse you for reasonable travel and other business expenses incurred by you in the furtherance of your duties to the Company, in accordance with the Company’s expense reimbursement policy. You shall be permitted to fly in business class when traveling on Company business, or first class if business class is unavailable.
     As a condition of your employment, you agree to relocate your primary residence to the Dallas-Fort Worth area within six (6) months of the Employment Commencement Date. In connection with this relocation, the Company will reimburse your reasonable expenses relating to the following: (i) the transaction costs incurred by you relating to the purchase of a residence in the Dallas-Fort Worth area; (ii) the transaction costs incurred by you relating to the sale of your real estate properties in California up to a maximum of $300,000; (iii) the costs associated with moving your household goods and personal items to the Dallas-Fort Worth area, and (iv) the costs associated with up to three (3) trips by you and your family to the Dallas-Fort Worth area to secure housing in the Dallas-Fort Worth area. In addition, for the earlier of six (6) months from the Employment Commencement Date or the date you and your family have established your primary residence in the Dallas-Fort Worth area, the Company will reimburse you for: (i) your reasonable temporary housing costs in the Dallas-Fort Worth area, and (ii) your reasonable expenses for weekly round-trip airfare to California.
     The Company will grant you an option to purchase 500,000 shares of the Company’s stock (the “Option”). The Company will grant the option in accordance with its current and customary practice which would be part of its normal compensation committee meetings at the next quarterly board meeting. The exercise price of the Option will equal 100% of the fair market value of the Company’s common stock on the date of grant. The Option will be scheduled to vest as follows: 25% of the shares subject to the Option will vest on the first anniversary of the grant and 1/48 of the shares originally subject to the Option will be scheduled to vest monthly thereafter assuming your continued service with the Company on each scheduled vesting date, so as to be 100% vested on the fourth anniversary of the grant. The Option grant will be contingent on your executing the Company’s standard stock option agreement and will be subject to the terms and conditions of the 1997 Stock Incentive Plan (the “Plan”). Your ability to exercise the Option, however, will be delayed until such time as the Company’s S-8 registration statement covering shares issuable under the Plan becomes effective (the “S-8 Effective Date”).

     Additionally, within one (1) week after the S-8 Effective Date, the Company will grant you 125,000 stock units (the “First Stock Unit Grant”). The First Stock Unit Grant will be scheduled to vest as follows: (i) one-third of the stock units will vest on the first anniversary of the Employment Commencement Date; (ii) one-third of the stock units will vest on the second anniversary of the Employment Commencement Date, and (iii) one-third of the stock units will vest on the third anniversary of the Employment Commencement Date, assuming your continued service with the Company through each scheduled vesting date. The First Stock Unit Grant will be contingent on your executing the Company’s standard stock unit agreement and will be subject to the terms and conditions of the Plan.
     Within one (1) week after the S-8 Effective Date, the Company will grant you an additional 125,000 stock units (the “Second Stock Unit Grant”). The Second Stock Unit Grant will vest as follows: (i) one-third of the stock units will vest two business days following the Company’s public disclosure of earnings relating to the quarter ending in the first anniversary of the Employment Commencement Date; (ii) one-third of the stock units will vest two business days following the Company’s public disclosure of earnings relating to the quarter ending in the second anniversary of the Employment Commencement Date; and, (iii) one-third of the stock units will vest two business days following the Company’s public disclosure of earnings relating to the quarter ending in the third anniversary of the Employment Commencement Date, assuming your continued service with the Company through each scheduled vesting date, and subject, in each case, to the Company meeting specific qualitative and quantitative pro forma earnings per share and other milestones, with the specific pro forma earnings per share and other milestones to be determined by the Compensation Committee of the Board, following consultation with you, no later than the end of the period required to qualify such grant as performance-based compensation under Internal Revenue Code Section 162(m). Such pre-established, objective performance milestones will include, among other criteria, specific standards relating to the correlation between partial milestone achievement and partial vesting, cumulative milestone achievement and possible catch up vesting and acceleration of vesting if certain milestones are exceeded. To the extent Second Stock Unit Grant does not vest, it shall be forfeited. The Second Stock Unit Grant will be contingent on your executing the Company’s standard stock unit agreement and will be subject to the terms and conditions of the Plan.
     You will be eligible to receive additional equity grants on an annual basis consistent with the normal compensation practices of the Company.
     If your employment is terminated by the Company without Cause or if you resign for Good Reason, then subject to your executing and not revoking a release of claims in a form satisfactory to the Company (a “Release”), you will receive, less applicable tax withholdings: (i) a lump sum payment equal to your Base Salary; (ii) a lump sum payment equal to the current year’s Target Bonus; (iii) accelerated vesting on the next unvested tranche of the First Stock Unit Grant; and (iv) reimbursement for premiums paid for continued health benefits for you and your covered dependents under the Company’s health plans for twelve (12) months, payable when such premiums are due (provided you validly elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)). Severance payments and benefits may be delayed in order to comply with the provisions of Internal Revenue Code Section 409A and the proposed or final regulations issued thereunder. No severance or other benefits pursuant to this offer letter agreement will be paid or provided until the Release becomes effective.
     If your employment is terminated by the Company without Cause or if you resign for Good Reason, and such termination occurs within twelve (12) months following a Change of Control, then subject to your executing and not revoking a Release, you will receive, less applicable tax withholdings: (i) a lump sum payment equal to your Base Salary; (ii) a lump sum payment equal to the current year’s Target Bonus; (iii) accelerated vesting on the Option equal to the greater of (A) twelve (12) months accelerated vesting, or (B) 50% of the then unvested shares accelerated vesting, and (iv) reimbursement for premiums paid for continued health benefits for you and your covered dependents under the Company’s health plans for twelve (12) months, payable when such premiums are due (provided you validly elect to continue coverage under COBRA). Severance payments and benefits may be delayed in order to comply with the provisions of Internal Revenue Code Section 409A and the proposed or final regulations issued thereunder. No severance or other benefits pursuant to this offer letter agreement will be paid or provided until the Release becomes effective.
     For the purposes of this offer letter agreement, “Cause” will be defined as a termination of your employment, based upon a good faith determination of the Board, for any of the following reasons: (i) any act of misconduct or dishonesty by you in the performance of your duties under this offer letter agreement; (ii) any willful failure by you to attend to your duties specified under this offer letter agreement; (iii) your material breach of this offer letter agreement after (with respect to curable material breaches only) there has been delivered to you a written demand for performance from the Board which describes the basis for the Board’s belief that you have materially breached your obligations under this offer letter agreement and you have not taken corrective action with regard to any such material breach within thirty (30) days receiving such written demand; (iv) your conviction of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude, or (v) your unsatisfactory performance of your duties as determined by the Board, after there has been delivered to you a written demand for performance from the Board which describes the basis for the Board’s belief that you have not satisfactorily performed your duties and you have not taken adequate corrective action within thirty (30) days of receiving such written demand.
     For the purposes of this offer letter agreement, “Change of Control” will have the same meaning as a “Transfer of Control” as defined in the Plan.
     For the purposes of this offer letter agreement, “Good Reason” will mean, without your consent: (i) a reduction of your Base Salary or Target Bonus below the amounts set forth in this offer letter agreement; (ii) a material reduction in the aggregate benefits provided in this offer letter agreement; provided, however, that if such reduction is part of a reduction generally applicable to the Company’s senior executives, it shall not constitute Good Reason; (iii) any reduction in your title, (iv) a material reduction in your duties or responsibilities; provided, however, that so long as you remain the Chief Executive Officer and President of the Company following a Change of Control in which neither the Company’s nor its acquirer’s equity securities are publicly traded on an established national securities market, the reduction in your duties and responsibilities as a result of such a going private transaction shall not in and of itself constitute Good Reason, or (iv) requiring you to relocate to a location more than thirty-five (35)

miles from your then current office location, provided, however, that Good Reason shall not exist unless you have provided the Company with written notice of the purported grounds for such Good Reason and such purported grounds are not cured within thirty (30) days of the Company’s receipt of such written notice.
     The receipt of any severance or other benefits pursuant to this offer letter agreement will be subject to you agreeing that during the Employment Term and for a period of eighteen (18) months following the termination of your employment, you will not: (i) solicit any employee or consultant of the Company for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company.
     Subject to applicable law, you will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
     You agree that any dispute or controversy arising out of, relating to, or in connection with this offer letter agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be finally settled by binding arbitration to be held in Dallas, Texas under the American Arbitration Association National Rules for the Resolution of Employment Disputes, supplemented by the Texas Rules of Civil Procedure, as then in effect (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) will be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction. The Company will pay the costs and expenses of such arbitration, and each party will pay its own counsel fees and expenses.
     This offer letter agreement will be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of Texas. You hereby consent to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this offer letter agreement or relating to any arbitration in which you and the Company are participants.
     The Company will reimburse you up to $15,000 for reasonable and actual legal expenses incurred by you in connection with the negotiation, preparation and execution of this offer letter agreement.
     You and the Company agree to work together in good faith to consider amendments to this offer letter agreement necessary or appropriate to avoid imposition of any additional tax or income recognition to you under Internal Revenue Code Section 409A and the proposed or final regulations issued thereunder.
     Enclosed is a copy of our standard Proprietary Information Agreement. This offer of employment is contingent on you executing this Proprietary Information Agreement and upon the satisfactory completion of a background check in accordance with the Company’s policy.
     If you wish to accept employment at the Company under the terms set out above, please sign and date this letter and return it to me no later than March 9, 2007, keeping a copy for your records.
We look forward to your leading the McAfee team!

Sincerely, /s/ Charles J. Robel Charles J. Robel Chairman of the Board

     I have read and accept the above:
/s/ Dave DeWalt	3/5/07

Signature	Date Signed
4/2/07

Start Date